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                                                                    EXHIBIT 99.2

                                  NEWS RELEASE

           U.S. COURT GRANTS PHILIP FIRST DAY ORDERS UNDER CHAPTER 11

     Hamilton, Ontario -- June 28, 1999 -- Philip Services Corp. (TSE/ME: PHV) today announced that it has obtained First Day Orders from the U.S. Bankruptcy Court for the District of Delaware under Chapter 11. The orders authorize the Company's subsidiaries in the United States to continue to meet their ongoing financial obligations with respect to employee salaries and benefits, as well as pre-filing obligations to ongoing trade suppliers based on the continuance of normal trade credit terms. All post-filing obligations to trade suppliers will be paid in the normal course of business. Philip has already obtained similar relief under an initial order from the Ontario Superior Court of Justice, which governs the Company's Canadian subsidiaries.

     The Delaware Court has approved an order granting Philip the authority to continue to manage its affairs on a normal course basis throughout the restructuring process. In addition, the Court has confirmed the Company's access to proceeds remaining from the previous sale of non-core assets of over US$40 million. Philip has also negotiated US$100 million in debtor-in-possession ("DIP") financing, which has been co-arranged by Bankers Trust and the Canadian Imperial Bank of Commerce and will support the Company's working capital requirements during the restructuring process. Philip has limited access to the DIP financing until such time as the Company utilizes all cash proceeds available from the sale of assets.

     Philip also requested and the Court approved the treatment of Philip's reorganization on an expedited basis, and therefore has scheduled a confirmation hearing for October 13, 1999 to confirm the Company's plan of reorganization. The Company believes that this is achievable based on its significant progress in negotiating approvals for its plan of reorganization prior to filing.

     "These First Day Orders are key to preserving the ongoing continuity of our businesses throughout the United States, which is our primary market and base of operations," said Allen Fracassi, interim Chief Executive Officer. "The Court has recognized the importance of ensuring Philip will continue to meet its obligations to employees, ongoing trade suppliers and clients while we complete our reorganization. We are moving ahead with our plan to emerge quickly from our reorganization, regain financial stability and build our businesses."

     Philip Services is an integrated metals recovery and industrial services company with operations throughout the United States, Canada and Europe. Philip provides diversified metals services, together with by-product management and industrial outsourcing services, to all major industry sectors.

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CONTACT:         LYNDA KUHN
                 VP Corporate Communications and Investor Relations
                 (905) 540-6788/6789
MEDIA:           (905) 540-6658
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